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                               LICENSE AGREEMENT


     THIS LICENSE AGREEMENT (this "Agreement") is made and entered into as of this ____ day of ____________, 1999 by and between (i) DataXchg, Inc., a Delaware corporation having a business address of ______________________ (the "Licensor") and (ii) XML-Global Technologies, Inc., a Colorado corporation a Colorado corporation having a place of business at 7345 East Peakview, Englewood, Colorado 80111 (the "Licensee").

     WHEREAS, pursuant to that certain Joint Venture Technology Agreement (the "JV Technology Agreement") of even date herewith by and among XML-Global Technologies, Inc. ("XML-Global"), Gnosis Inc. ("Gnosis") and David R.R. Webber ("Webber"), Webber and Gnosis agreed to transfer the Technology (as defined in the JV Technology Agreement) to Licensor, and Licensee agreed to transfer to Webber common stock shares in the Licensor representing sixty percent (60%) of all outstanding common stock shares of the Licensor on the Closing Date of the JV Technology Agreement;

     WHEREAS, it is a condition of the closing of the JV Technology Agreement that Licensor and Licensee enter into this Agreement;

     WHEREAS, Licensor desires to grant Licensee a license to the Technology;

     WHEREAS, Licensee desires a license to the Technology from Licensor;

     WHEREAS, Licensor and Licensee wish to set out in writing the terms and conditions of their agreements and understandings in respect of such license; and

     WHEREAS, capitalized terms used but not otherwise defined herein shall have the meaning specified in the JV Technology Agreement;

     NOW, THEREFORE, in consideration of the foregoing and of the mutual promises contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

     1. Definitions. Whenever used in this Agreement, unless the context clearly requires otherwise, the following words and phrases shall have the following meaning:

          "Improvements" means any improvements, modifications, or enhancements to the Technology.

          "License Fees" means all amounts paid to Licensee pursuant to the grant of sublicenses by Licensee with respect to sublicensing the right to make or sell Products.

          "Net Sales" means Licensee's gross revenues received from the sale or license of software, less taxes, royalties payable to other than the Licensor, shipping charges, quantity trade discounts and returns.

          "Products" means any product(s) that is covered by one or more valid claims in any patent wholly owned by Licensor, any software program(s) developed or owned by Licensor and implemented using any of the Technology or any Improvements, or any software products created in collaboration between the parties.

     2. Grant. Licensor hereby grants Licensee a sole, perpetual, world-wide, exclusive license to make, use and sublicense the Technology and any Improvements thereto, and to make, use and sell products based on the Technology and any Improvements thereto (collectively, the "License"). The parties agree that the Licensee shall have the sole right to make, use, sell and distribute products created or owned by Licensor or created in collaboration between the parties.

          2.1 Source Code. The parties agree that the Licensor and the Licensee will not distribute the source code for the "Xchg" and "BizTokens" software or any jointly developed product, and may only license such source code with the prior written agreement of both parties.

          2.2 Access. Licensee will have full access to the source code for the "Xchg" and "BizTalk" software, and may subsequently modify, extend, rewrite and adapt such software as it sees fit for the requirements of the Licensee's products.

     3.1. Licensor Royalty. In consideration of the licenses granted hereunder, Licensee agrees to pay Licensor a royalty (the "Licensor Royalty") equal to:

          3.1.1 Twenty percent (20%) of the Net Sales earned by Licensee, for sales comprising a combination of (1) the sale or license of Products and
(2) any of the Licensee's suite of products, including software licensed from third parties.

          3.1.2 Eighty percent (80%) of the Net Sales earned by Licensee, for sales composed solely of the sale or license of Products,.

     3.2. Versions Offered. Only limited evaluation Products may be used for marketing and promotional purposes. Fully enabled versions of Products will only be available to customers who have purchased licenses to use such Products.

     4. Sales Taxes. The amounts payable to Licensor and Licensee pursuant to this Agreement are exclusive of any applicable sales taxes and the payor (whether Licensor or Licensee) shall be responsible for payment of such taxes.

     5. Royalty Payments. The Licensor Royalty and the Licensee Royalty shall be calculated on a semi-annual calendar basis (the "Royalty Period") and shall be payable no later than thirty (30) calendar days after the termination of the preceding half calendar year, i.e. no later than twenty nine (29) calendar days from the first day of July, and January of each year. For the purposes of determining Royalty Periods, the first semi-annual calendar period hereunder shall be an extended period commencing on the date hereof and ending on July 30, 2000.

     6. Licensor's Representations. Licensor covenants, represents and warrants to Licensee as follows:

          6.1 Licensor is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and is authorized to do business in all jurisdictions where such authorization is necessary.

          6.2 Licensor has full corporate power, authority, and legal right to enter into this Agreement and this Agreement has been duly executed and delivered by Licensor to Licensee and is a legal, valid and binding obligation of Licensor, enforceable against Licensor in accordance with its terms.

          6.3 Licensor is the sole owner of the Technology and has all legal and beneficial title to the Technology free and clear of all encumbrances.

          6.4 Licensor will use its best efforts to maintain all existing patents and patent applications that Licensor owns in respect of the Technology, at no charge to Licensee.

          6.5 Licensor will, at the request of Licensee, continue to undertake research and development to improve the Products and Technology.

          6.6 Licensor will work with Licensee to develop the Technology and will provide Licensee with guidance on technical matters at Licensee's request.

          6.7 Licensor will not assert, against Licensor, any claim that the use or sublicense of any Technology or any manufacture, use, sale or sublicense of any products relating to the Technology in accordance with this Agreement infringes or violates any intellectual property rights of Licensor now or hereafter existing.

     7. Licensee's Representations. Licensee covenants, represents and warrants to Licensor as follows:

          7.1 Licensee is a corporation duly organized, validly existing and in good standing under the laws of Colorado and is authorized to do business in all jurisdictions where such authorization is necessary.

          7.2 Licensee has full corporate power, authority, and legal right to enter into this Agreement and this Agreement has been duly executed and delivered by Licensee to Licensor and is a legal, valid and binding obligation of Licensee, enforceable against Licensee in accordance with its terms.

          7.3 Licensee shall make reasonable efforts to market and sell Products based on the Technology and made available by Licensor.

     8. Patent Protection. Licensor retains ownership over the Technology licensed hereunder and the ability to file additional patent applications and copyright applications in its developments, which shall form part of the License. Licensor will, at the Licensee's written request, use its best efforts to apply for and obtain registered patent and/or copyright protection for the Technology and/or any Improvements thereto developed or owned by Licensor. Where Licensee provides a written request that Licensor obtain such protection or a written request that Licensee participate in such patent and/or copyright protection, Licensee will pay for the cost of such efforts, and may obtain reimbursement from Licensor for up to half of such costs. Licensor hereby grants to Licensee a sole, perpetual, world-wide, exclusive license to use the Improvements developed or owned by Licensor, to make, use and sell products based on the Improvements and to sublicense same.

          8.1 Developments by the Parties. Any developments that the parties jointly develop will be jointly owned and subject to the royalty provisions of
Section 3.1 and 3.2. Each party must notify the other party of any intentions to file any patent applications or copyright applications on such joint developments at least thirty calendar days before making such filings, and provide the other party with the opportunity to participate and benefit equally in the rights sought in such applications and registrations and patents issuing therefrom.

     9. Confidentiality. Each party hereby acknowledges that trade secrets and confidential information contained herein or obtained hereby or otherwise disclosed to the other party have been disclosed or made available in the strictest confidence and, accordingly, each party hereby covenants and agrees with the other that they will not disclose or use such information except in order to fulfill the terms of this Agreement. This Section 9 shall survive for three (3) years following any termination of this Agreement.

     10. Term and Termination. This Agreement shall continue until terminated in accordance with this Section 10. Either party may terminate this Agreement with written notice of termination if the other party is in breach of any covenant hereunder on its part and such other party fails to cure the breach within sixty (60) days of receiving written notice to cure such breach. Termination under this Section shall be effective from the date written notice is delivered to such other party or the date specified in the written notice of termination, whichever is later. Neither party shall be liable to the other for damages of any sort resulting solely from such party terminating this Agreement in accordance with its terms.

     11. Notices. Any notice required or permitted to be given under this Agreement shall be made in writing and shall be deemed to have been given if it is in writing and is delivered in person, sent by same day or overnight courier, or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the party at its address set forth first above or at such other address as such party may subsequently furnish to the other party by notice hereunder. Notices will be deemed effective on the date of delivery in the case of personal delivery, or two (2) business days after mailing or courier pickup.

     12. Governing Law. This Agreement shall be construed, enforced, performed and in all respects governed by and in accordance with the laws of Delaware. The parties hereto submit and attorn to the exclusive jurisdiction of the courts of the Delaware.

     13. Waiver. No waiver by any party of any term or condition of this Agreement or any breach thereof shall be made effective unless made in writing and signed by the party purporting to give the waiver. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

     14. Severability. Any provision of this Agreement which is prohibited or unenforceable shall be deemed automatically amended so that it is enforceable to the maximum extent permissible under the laws of that jurisdiction without invalidating the remaining provisions hereof.

     15. Specific Enforcement. Each party acknowledges that money damages would be inadequate for any breach of the provisions of this Agreement. Upon a breach or threatened breach of the terms, covenants or conditions of this Agreement by any of the parties hereto, the other parties shall, in addition to all other remedies, be entitled to a temporary or permanent injunction, without showing any actual damage, or a decree for specific performance, in accordance with the provisions hereof.

     16. Arbitration. Any unresolved dispute arising out of or in connection with this Agreement or any breach thereof shall be referred to and finally resolved by arbitration under the rules of the American Arbitration Association ("AAA") then in effect. Unless the parties otherwise agree in writing, all arbitration proceedings hereunder shall be conducted by a three
(3) person arbitration panel, with one arbitrator selected by Webber, one arbitrator selected by XML-Global and a third arbitrator selected the by the two arbitrators selected by Webber and XML-Global. If XML-Global or Webber fails to appoint its arbitrator within sixty (60) days after receipt of notice of the appointment by the other of its arbitrator, or if the arbitrators fail to appoint a third, then the third arbitrator shall be appointed by the AAA. All arbitrators shall be neutral, independent, disinterested, unbiased arbitrators, bound by the Rules of Ethics of the ABA or AAA for neutral arbitrators, and none shall have ex parte communications with parties. Each arbitration shall be conducted at a location selected by the arbitrators or, if no location can be agreed to by the arbitrators, at a location selected by the AAA. In each arbitration: (a) on any issue where the relevant information is in the possession of one party and another party has the burden of proof, the party having the information shall yield such discovery as is appropriate to ensure a fair determination of the issue; (b) oral discovery depositions, interrogatories and requests for admissions, as well as examinations of witnesses by the parties and the arbitrators shall be permitted; (c) a written transcript of all hearings shall be made and furnished to the parties at a cost borne equally amongst the parties; (d) evidence, arguments and submissions shall be held in confidence by the parties, their counsel and the arbitrators; and (e) the parties agree that exclusion of evidence by the arbitrators on the grounds of irrelevance, redundance, or prejudice beyond its probative value shall not be grounds of failure to confirm and enforce an award arising from such arbitration. The arbitrators shall not have the authority to add to, detract from, or modify any provision hereof nor to award punitive damages to any injured party. A decision by a majority of the arbitration panel shall be final and binding. It is agreed by the parties that the arbitrators shall render an award in any arbitration within sixty
(60) days of the close of evidence or any post-evidence briefing argument.
The language of any arbitration shall be English. The prevailing party in any arbitration or legal action arising out of or related to this Agreement shall be entitled, in addition to any other rights and remedies it may have, to reimbursement for its expenses incurred in such arbitration or action, including court costs and reasonable lawyer's fees. Judgment may be entered on the arbitrators' award in any court having jurisdiction. Notwithstanding the foregoing, the parties shall be entitled to seek injunctive or other equitable relief from any court of competent jurisdiction, without the need to resort to arbitration.

     17. Further Assurances. Each of the parties shall execute all further documents and instruments and do all further and other things as may be necessary to implement and carry out the terms of this Agreement.

     18. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns. Neither party may assign its interests hereunder without the prior written consent of the other party.

     19. Independent Parties. The relationship between the parties is that of independent contractors.

     20. Headings and Plurals. The headings herein have been inserted as a matter of convenience only and in no way define, limit or enlarge the scope or meaning of this Agreement or any of its provisions. Unless the context clearly indicates otherwise, where appropriate the singular shall include the plural and vice versa, to the extent necessary to give the terms defined herein and/or the terms otherwise used in this Agreement their proper meanings.

     21. Facsimile Transmission. The parties agree that this Agreement may be entered into by a party by means of facsimile transmission and, in such an event, the same shall constitute a legal and binding obligation in the same manner as if an originally executed version hereof had been delivered by such party to the other party.

     22. Entire Agreement. This Agreement and those documents expressly referred to herein embody the entire agreement and understanding between the parties concerning the subject matter hereof and supersede all prior understandings, communications and agreements between the parties, written or oral, with respect to the subject matter hereof, and all past courses of dealing or industry custom. This Agreement may only be amended, supplemented or modified in a written instrument duly executed by or on behalf of each party hereto. Time is of the essence in this Agreement and for each and every term and condition hereof.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed.

DATAXCHG, INC.,                         XML-GLOBAL TECHNOLOGIES, INC.,
a Delaware corporation                  a Colorado corporation


By:                                     By:
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     (Authorized Signatory)                  (Authorized Signatory)
Name:                                   Name:
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Title:                                  Title:
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Date:                                   Date:
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